Exhibit 99.1

PCTEL Board of Directors Authorizes Increase of Stock Buyback Program

Company to buyback an additional 500,000 shares

BLOOMINGDALE, IL – April 20, 2015 — PCTEL, Inc. (NASDAQ:PCTI), a leader in Performance Critical Telecom solutions announced today that the PCTEL Board of Directors authorized the re-purchase of 500,000 shares which is in addition to the previously announced buyback of up to five (5) percent of the company’s outstanding shares. PCTEL will file a 10b5-1 plan during the current open trading window that will outline the parameters for this program. In total, the company is in the process of buying back 1,426,000 shares.

“The stock buyback is consistent with our balanced approach to capital allocation,” said Marty Singer, PCTEL’s Chairman and CEO. “While we have made investments, most recently in network analytics, that will expand our field of play in wireless products and services, we also recognize the value of investing in PCTEL at attractive levels and providing a greater opportunity for shareholder return,” added Singer.

Since 2002, PCTEL has repurchased $71 million of its stock and paid a one-time dividend of $10.3 million. Between 2011 and May 2015 the company will have paid $10.2 million in quarterly dividends. The company has nearly $39 million in cash and short-term investments. In the fourth quarter 2014, the company generated $29.4 million in revenue and increased cash and investments by $1.1 million. The company will be reporting the results of its quarter ended March 31, 2015 on May 5, 2015 after the market closes.

About PCTEL

PCTEL delivers Performance Critical Telecom solutions. The industry relies upon PCTEL to benchmark network performance, analyze trends, and optimize wireless networks. PCTEL’s antennas and site solutions are vital elements for SCADA, oil and gas, utilities, fleet management, health care, public safety, education, small cell, and network timing.

PCTEL’s RF Solutions products and services improve the performance of wireless networks globally. PCTEL’s performance critical products include its MXflex™, IBflex®, and EXflex® SeeGull® scanning receivers and related SeeHawk® and SeeWave™ tools. PCTEL’s sophisticated engineering services utilize these products as well as the Meridian™ network analytics tool.

PCTEL Connected Solutions™ designs and delivers performance critical antennas and site solutions for wireless networks globally. PCTEL’s performance critical MAXRAD® and Bluewave™ antenna solutions include high rejection and high performance GPS and GNSS products, the industry leading Yagi portfolio, mobile and indoor LTE, broadband, and LMR antennas and PIM-rated antennas for transit, in-building, and small cell applications. We provide performance critical mobile towers for demanding emergency and oil and gas network applications and leverage our design, logistics, and support capabilities to deliver performance critical site solutions into carrier, railroad, and utility applications.

PCTEL’s products are sold worldwide through direct and indirect channels. For more information, please visit the company’s web sites: www.pctel.com, www.antenna.com, or www.rfsolutions.pctel.com.

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For further information contact:

Jack Seller

Public Relations

PCTEL, Inc.

(630)339-2116

 jack.seller@pctel.com